Exhibit 97.1
PINTEREST, INC.
COMPENSATION RECOUPMENT (CLAWBACK) POLICY
Adopted as of November 6, 2023

I.    Mandatory Recoupment of “Incentive-Based Compensation” on a Restatement
It is the policy of Pinterest, Inc. (the “Company”) that, in the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to the Company’s material non-compliance with any financial reporting requirement under the federal securities laws (including any such correction that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), the Company will recover on a reasonably prompt basis the amount of any Incentive-Based Compensation Received by a Covered Executive during the Recovery Period that exceeds the amount that otherwise would have been Received had it been determined based on the restated financial statements.
If the Talent Development and Compensation Committee (the “Committee”) of the Company’s Board of Directors determines the amount of Incentive-Based Compensation Received by a Covered Executive during a Recovery Period exceeds the amount that would have been Received if determined or calculated based on the Company’s restated financial results, such excess amount of Incentive-Based Compensation shall be subject to recoupment by the Company pursuant to this Policy. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the Committee will determine the amount based on a reasonable estimate of the effect of the accounting restatement on the relevant stock price or total shareholder return. In all cases, the calculation of the excess amount of Incentive-Based Compensation to be recovered will be determined without regard to any taxes paid with respect to such compensation. The Company will maintain and will provide to the New York Stock Exchange documentation of all determinations and actions taken in complying with this Policy.
The Company need not recover the excess amount of Incentive-Based Compensation if and to the extent that the Committee determines that such recovery is impracticable, subject to and in accordance with any applicable exceptions under the New York Stock Exchange listing rules, and not required under Rule 10D-1, including if the Committee determines that the direct expense paid to a third party to assist in enforcing Section I of this Policy would exceed the amount to be recovered after making a reasonable attempt to recover such amounts.
The Company is authorized to take appropriate steps to implement this Policy with respect to Incentive-Based Compensation arrangements with Covered Executives.
II.    Cause Trigger for Recoupment of “Covered Compensation”
    It is the Policy of the Company that, if a Covered Executive engages in conduct that constitutes Cause results in (i) a material error in the calculation of any performance-based measure used to determine any Covered Compensation, or (ii) material financial or reputational harm to the Company, the Committee will require that such Covered Executive reimburse a portion of the Covered Compensation received by such Covered Executive during the three fiscal years immediately preceding the date on which the Committee becomes aware of the conduct constituting Cause. This trigger shall be referred to herein as the “Cause Trigger.”

    The amount of Covered Compensation recouped from a Covered Executive due to the occurrence of a Cause Trigger shall be determined by the Committee in its sole discretion based on the severity of the facts and circumstances surrounding the conduct of the Covered Executive and the nature of the material error in the calculation of the performance-based measure used to determine the Covered Compensation and/or the financial and reputational harm to the Company. In no event shall the amount of Covered Compensation recouped from a Covered Executive pursuant to Section II of this Policy exceed an amount equal to the Annual Amount.
    The Committee’s determination as to whether a Covered Executive has engaged in conduct giving rise to Cause shall be made in good faith by the Committee and after the Covered Executive has been provided with an opportunity to address the Committee, and any determination by the Committee shall be final and binding on the Covered Executive.

    This Section II shall apply to Covered Compensation “received” during the three fiscal years immediately preceding the date on which the Committee becomes aware of the conduct giving rise to Cause in connection with the Cause Trigger; provided, that the Policy shall only apply to Covered Compensation “received” on or after December 14, 2022. Covered Compensation shall be deemed “received” for purposes of Section II of this Policy on the date of payment, grant or vesting, as determined by the Committee.

    The Company is authorized to take appropriate steps to implement this Policy with respect to Covered Compensation arrangements with Covered Executives.
III.    Policy Administration and Definitions
This Policy is administered by the Committee. Section I hereof is intended to comply with, and as applicable to be administered and interpreted consistent with, and subject to the exceptions set forth in, Listing Standard 303A.14 adopted by the New York Stock Exchange to implement Rule 10D-1 under the Securities Exchange Act of 1934, as amended (collectively, “Rule 10D-1”).
For purposes of this Policy:
“Annual Amount” means, for the purposes of the Cause Trigger, a dollar amount equal to the Covered Compensation received by a Covered Executive during the twelve-month period immediately preceding (a) the date on which the conduct giving rise to Cause occurs, or (b) the date on which the Committee becomes aware of the conduct giving rise to Cause in connection with the Cause Trigger (whichever of (a) or (b) is greater).
“Cause” means any of the following: (i) Covered Executive willfully engages in misconduct that contributes to a material error in the calculation of any performance-based measure used to determine any Covered Compensation, (ii) Covered Executive willfully fails to perform their duties and responsibilities to the Company or willfully engages in conduct that is in bad faith and is or would reasonably be expected to be materially injurious to the Company, including but not limited to, gross negligence, misappropriation of trade secrets, fraud or embezzlement; (iii) an act of dishonesty or misrepresentation made by a Covered Executive in connection with the Covered Executive’s responsibilities to the Company that is or would reasonably be expected to be materially injurious to the Company; (iv) a Covered Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Covered Executive owes an obligation of nondisclosure as a result of the Covered Executive’s relationship with the Company that is or would reasonably be expected to be materially injurious to the Company; (v) a Covered Executive commits a material breach of any written agreement or covenant between the Covered Executive and the Company, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to the Covered Executive from the Company; (vi) a Covered Executive’s repeated or material failure to comply with the Company’s written policies or rules; (vii) a Covered Executive willfully refuses to implement or follow a lawful directive by the Covered Executive’s supervisor, directly related to the Covered Executive’s duties, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to the Covered Executive from the Company; (viii) a Covered Executive engages in material misfeasance or malfeasance demonstrated by a continued pattern of material failure to perform the essential job duties associated with the Covered Executive’s position, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to the Covered Executive from the Company; (ix) a Covered Executive’s willful, material violation of any law or regulation applicable to the business of the Company that is or would reasonably be expected to be materially injurious to the Company; (x) a Covered Executive’s conviction of, plea of nolo contendere to, or acknowledgement of the commission of, a felony, another crime involving moral turpitude or any crime (whether or not a felony) against the Company; or (xi) a Covered Executive’s material failure to comply with any reasonable investigation or formal proceeding. For the avoidance of doubt, material injury to the Company includes reputational harm. The determination as to whether a Covered Executive’s conduct constitutes “Cause” shall be made in good faith by the Committee and shall be final and binding on the Covered Executive.
“Covered Compensation” means any (i) cash compensation that is granted, earned, or vested based wholly or in part upon the attainment of performance measures and (ii). equity or equity-based compensation, whether or not granted pursuant to the Pinterest, Inc. 2009 Stock Plan (as amended from time to time), the Pinterest, Inc. 2019 Omnibus Incentive Plan (as amended from time to time) or any successor plan. For the avoidance of doubt, Covered Compensation shall not include annual base salary or wage payments or cash compensation that is granted or vested solely on account of a Covered Executive’s continuation as a service provider of the Company and without regard to the achievement of performance measures.
“Covered Executive” means (i) the Chief Executive Officer and their direct reports that are designated as Global Job Level 21, and (ii) any non-Level 21 employees that have been designated as “executive officers” for purposes of Rule 10D-1; provided that, for purposes of Section I of this Policy, only if the individual meets one of those requirements on or after October 2, 2023; and further provided that, for purposes of Section II of this Policy, only if the individual meets one of those requirements (i) on or after December 14, 2022 or (ii) at any point during the three fiscal years immediately preceding that date on which the Committee becomes aware of the conduct giving rise to Cause in connection with the Cause Trigger, whether or not such individual is serving in such capacity as of the date on which the Committee determines that such individual engaged in conduct constituting Cause..
“Incentive-Based Compensation” means any compensation granted, earned, or vested based in whole or in part on the Company’s attainment of a financial reporting measure that was Received by a person (i) on or after October 2, 2023 and after the person began service as a Covered Executive, and (ii) who served as a Covered Executive at any time during the performance period for the Incentive-Based Compensation. A financial reporting measure is (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure derived wholly or in part from such a measure, and (ii) any measure based in whole or in part on the Company’s stock price or total shareholder return.
Incentive-Based Compensation is deemed to be “Received” in the fiscal period during which the relevant financial reporting measure is attained, regardless of when the compensation is actually paid or awarded.
“Recovery Period” means the three completed fiscal years immediately preceding the date that the Company is required to prepare the accounting restatement described in this Policy, all as determined pursuant to Rule 10D-1, and any transition period of less than nine months that is within or immediately following such three fiscal years.
IV.    General
The Company may effect any recovery pursuant to this Policy by requiring payment of such amount(s) to the Company, by set-off, by reducing future compensation, or by such other means or combination of means as the Committee determines to be appropriate.
Any right of recoupment or recovery pursuant to this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any other policy, any employment agreement or plan or award terms, and any other legal remedies available to the Company; provided that the Company shall not recoup amounts pursuant to such other policy, terms or remedies to the extent it is recovered pursuant to this Policy. For avoidance of doubt, this Policy shall supersede and replace in its entirety the Company’s Clawback Policy that was adopted effective as of December 14, 2022.

The Company shall not indemnify any Covered Executive against any liability or loss (including without limitation the loss of any Incentive-Based Compensation and/or Covered Compensation pursuant to this Policy, any payment or reimbursement for the cost of third-party insurance purchased by any Covered Executive to fund potential recovery obligations under this Policy, or any judgments, fines, taxes, penalties or amounts paid in settlement by or on behalf of any Covered Executive) incurred by such Covered Executive in connection with or as a result of any action taken by the Company to enforce this Policy (a “Clawback Proceeding”), or provide any indemnification or advancement of expenses (including attorneys’ fees) incurred by such Covered Executive in connection with any such Clawback Proceeding.

    The Company shall be able to enforce the recovery, reimbursement and/or cancellation obligations described in this Policy by all legal means available. No recovery or reimbursement of Incentive-Based Compensation and/or Covered Compensation under this Policy will be an event giving rise to a right to resign for “good reason” or be deemed a “constructive termination” (or any similar term) as such terms are used in any agreement between any Covered Executive and the Company.

    Each Covered Executive shall be required to sign and return to the Company the Acknowledgement Form attached hereto as Exhibit A pursuant to which such individual will agree to be bound by, and to comply with, the terms and conditions of this Policy.

    Any determinations made by the Committee under this Policy shall be final and binding on all affected individuals.

    The Committee may amend, modify or terminate this Policy in whole or in part at any time in its sole discretion, subject to applicable law, and the Committee may adopt such rules and procedures that it deems necessary or appropriate to implement this Policy or to comply with applicable laws and regulations.

Exhibit A

PINTEREST, INC.
COMPENSATION RECOUPMENT (CLAWBACK) POLICY
ACKNOWLEDGEMENT FORM

    By signing below, the undersigned executive (the “Covered Executive”) acknowledges and confirms that the Covered Executive has received and reviewed a copy of the Pinterest, Inc. Compensation Recoupment (Clawback) Policy (as may be amended, restated, supplemented, or otherwise modified from time to time, and together with any plan, program, or agreement providing for the repayment of compensation, the “Policy”), and, in addition, the Covered Executive acknowledges and agrees that, for good and valid consideration, including continuing participation in Pinterest, Inc.’s (the “Company”) cash and equity incentive compensation programs, the receipt and sufficiency of which the Covered Executive hereby acknowledges, the Covered Executive will be bound by and abide by the Policy as follows:
(a)the Covered Executive is and will continue to be subject to the Policy and the Policy will apply both during and after the Covered Executive’s employment with the Company;
(b)to the extent necessary to comply with the Policy, the Company and the Covered Executive hereby amend any employment agreement, equity award agreement or similar agreement that the Covered Executive is a party to with the Company;
(c)the Covered Executive shall abide by the terms of the Policy, including, without limitation, by returning any compensation to the Company to the extent required by, and in a manner permitted by, the Policy, and understands and agrees that the Covered Executive shall not be entitled to any (i) indemnification for any liability (including any amounts owed by the Covered Executive in a judgment or settlement of any Clawback Proceeding (as defined in the Policy)), or loss (including judgments, fines, taxes, penalties or amounts paid in settlement by or on behalf of the Covered Executive) incurred by the Covered Executive in connection with or as a result of any action taken by the Company’s Board of Directors (the “Board”) or a duly authorized committee of the Board (a “Committee”) to enforce the Policy or (ii) indemnification or advancement of any expenses (including attorneys’ fees) from the Company and or any subsidiary of the Company incurred by the Covered Executive in connection with any Clawback Proceeding; provided, however, if the Covered Executive is successful on the merits in the defense of any claim asserted against the Covered Executive in a Clawback Proceeding, the Covered Executive shall be indemnified for the expenses (including attorneys' fees) the Covered Executive reasonably incurred to defend such claim;
(d)any amounts payable to the Covered Executive shall be subject to the Policy as may be in effect and interpreted or modified from time to time in the sole discretion of the Board or a Committee or as required by applicable law or the requirements of any securities exchange on which the Company’s securities are listed, and that such interpretation or modification will be covered by this acknowledgment;
(e)the Company may recover compensation paid to the Covered Executive through any method of recovery a Committee or its delegate deems appropriate, including without limitation by reducing any amount that is or may become payable to the Covered Executive, and the Covered Executive agrees to comply with any request or demand for repayment by the Company in order to comply with the Policy;

(f)the Company is not responsible for and shall not make the Covered Executive whole for any effect under any tax law or regulation of the recovery of any compensation pursuant to the Policy, or for any taxes paid by the Covered Executive on compensation that is subject to recovery or is recovered pursuant to the Policy; and
(g)the Covered Executive hereby knowingly, voluntarily and intentionally waives, and agrees not to assert any claim regarding, any and all rights to indemnification, advancement and other rights from the Company or any subsidiary of the Company to which the Covered Executive is now or may become entitled under any indemnification agreement between the Covered Executive and the Company (including any provisions related to non-exclusivity of rights contained therein), the Company’s Certificate of Incorporation and Bylaws, the governing documents of each subsidiary of the Company and the Delaware General Corporation Law, in each case to the extent such waiver and agreement is necessary to give effect to the preceding provisions of this paragraph.

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